Exhibit 3.5

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Amendment to Certificate of Designation Before Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20090615998-89
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/13/2009 12:00 PM
	Entity Number C27261-2000

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

ACIES CORPORATION [C27261-2000]

2. The original class or series of stock set forth:

Series A Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

The Certificate of Designation of Series A Preferred Stock of the Corporation, as filed by the Corporation with the Secretary of State of Nevada on December 15, 2008, is amended, replaced and superseded in its entirety by the "Amended and Restated Certificate of Designations of Acies Corporation Establishing The Designations, Preferences, Limitations And Relative Rights of its Series A Preferred Stock", attached hereto, which was approved by all of the members of the Corporation's Board of Directors pursuant to a consent to action without meeting effective August 13, 2009.

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Designation - Before
Revised: 3-6-09

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
ACIES CORPORATION
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Acies Corporation, a corporation organized and existing under the NRS (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the NRS, the Board of Directors, by unanimous written consent of all members of the Board of Directors effective on August 13, 2009, duly adopted a resolution providing for the issuance of an amended and restated series of Series A Preferred Stock, which Series A Preferred Stock shall amend, replace and supersede the Series A Preferred Stock designated by the Company on or around December 12, 2008 (the “Prior Preferred Stock”),which resolution is and reads as follows:

RESOLVED, that no shares of Prior Preferred Stock have been issued by the Company to date and no shares of Prior Preferred Stock are currently outstanding in the Company; and it is further

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $.001 per share, of the Company be, and it hereby is, established; and it is further

RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and it is further

RESOLVED, that the Series A Preferred Stock shall consist of One Thousand (1,000) shares; and it is further

RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below, which rights shall amend, replace and supersede  the Prior Preferred Stock:

SECTION 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to One Thousand (1,000) shares.

SECTION 2.    DIVIDENDS.  The holders of the Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

SECTION 3.    LIQUIDATION PREFERENCE.  The holders of the Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4.    VOTING.

4.1   Voting Rights.  The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law.   For so long as any shares of the Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote.  For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting.

4.2   Amendments To Articles And Bylaws.  So long as the Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock or (ii) effect any reclassification of the Preferred Stock.

4.3   Amendment Of Rights Of Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Preferred Stock.

SECTION 5.    CONVERSION RIGHTS.  The shares of the Preferred Stock shall have no conversion rights.

SECTION 6.    REDEMPTION RIGHTS.  The shares of the Preferred Stock shall have no redemption rights.

SECTION 7.     NOTICES.  Any notice required hereby to be given to the holders of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this “Amended And Restated Certificate of Designations of Acies Corporation Establishing The Designations, Preferences, Limitations And Relative Rights of its Series A Preferred Stock” to be duly executed by its Chief Executive Officer this 13_th day of August 2009.

ACIES CORPORATION

/s/ Oleg Firer
Oleg Firer
Chief Executive Officer